Exhibit 99(a)

Contact:	Media	Investors
	Brad Bishop	Sam Leno
	574-372-4291	574-372-4790
	bradley.bishop@zimmer.com	sam.leno@zimmer.com

Zimmer Reports 18% Net Sales and 30% Diluted EPS Growth
For Third Quarter 2003

Third Quarter Highlights:

•	Net Sales increased 18% (16% constant currency) to $398 million

•	Worldwide and Americas Reconstructive sales grew 21% and 24%, respectively, with Americas growth led by 25% Knees and 23% Hips

•	Record low S,G&A expense-to-sales ratio of 36.9%

•	Strong earnings margins—38% EBITDA, 33% Operating and 22% Net, excluding period acquisition and integration costs

•	Diluted EPS increased 30% year-over-year to $0.43

•	Nearly 99% of Centerpulse shares tendered to Zimmer, successfully completing the acquisition on October 2, 2003

(WARSAW, IN) October 22, 2003 – Continued strength in reconstructive, Americas and European sales drove increases in net sales and earnings for Zimmer Holdings, Inc. (NYSE and SWX:ZMH), which today announced results for the quarter and nine months ended September 30, 2003. During the quarter, the final results of Zimmer’s exchange offers for Centerpulse AG and InCentive Capital AG, were announced, indicating that nearly 99% of Centerpulse shares were tendered in favor of the acquisition. The acquisition was completed on October 2, 2003, establishing Zimmer as the worldwide #1 pure-play Orthopaedic company.

Third Quarter and Nine-Month Results

Net sales increased 18% (16% constant currency) for the third quarter to $398.2 million, topping First Call consensus estimates of $392 million, and increased 20% (16% constant currency) for the first nine months to $1,199.4 million.

Net earnings increased 31% to $85.0 million for the third quarter and increased 67% to $309.3 million for the nine month period ended September 30, 2003. Excluding the cumulative effect of the change in accounting for instruments recorded in the first quarter, net earnings for the first nine months increased 37% to $254.2 million. Diluted earnings per share increased 30% to $0.43 for the quarter versus $0.33 for the prior year and were $0.02 over First Call consensus estimates. Diluted earnings per share for the quarter reflect the inclusion of approximately $1.7 million in expenses associated with the acquisition and integration of Centerpulse. Diluted earnings per share for the first nine months, including $3.2 million in expenses associated with the acquisition and integration of Centerpulse, increased 63% to $1.55 versus $0.95 for the prior year. Excluding the cumulative effect of the change in accounting for instruments, diluted earnings per share for the first nine months increased 35% to $1.28.

“Our sales machine continues to perform extremely well,” said Zimmer Chairman, President and Chief Executive Officer Ray Elliott. “We believe we are taking market share from our competitors, especially in the important reconstructive category. With the Zimmer formula, each new sales dollar contributes fifty cents of profit to the operating margin line, and on a year-to-year basis, has been the primary driver of free cash flow nearly doubling. Importantly, we achieved two of our long-standing strategic priorities with the acquisition of Centerpulse—that is, dramatically increasing our presence in the European market and establishing a recognized platform in the rapidly growing spinal market while incrementally adding an excellent new dental business. We have begun rapid, large-scale integration activities and look forward to taking advantage of the ‘perfect fit’ represented by the combination of our two companies.”

Worldwide Category Results

Worldwide sales of reconstructive implants increased 21% (19% constant currency) to $312.9 million for the quarter and increased 23% (19% constant currency) to $949.4 million for the first nine months. Knee sales for the quarter increased 23% (20% constant currency) to $174.6 million and for the first nine months increased 25% (20% constant currency) to $531.0 million. Hip sales for the quarter increased 19% (17% constant currency) to $128.6 million and increased 21% (17% constant currency) to $388.1 million for the first nine months. Sales of trauma products for the quarter increased 8% (6% constant currency) to $36.5 million and for the first nine months increased 8% (5% constant currency) to $108.0 million. Sales of orthopaedic surgical products for the quarter increased 8% (7% constant currency) to $48.8 million and for the first nine months increased 9% (6% constant currency) to $142.0 million.

Geographic Results

Sales for the Americas region in the third quarter accelerated to 20% growth, or $276.1 million, and for the first nine months increased 18% to $815.9 million. Reconstructive sales accelerated to 24% growth for the quarter and 22% for the first nine months. Knee sales for the quarter increased 25% led by growth in sales of the NexGen® Legacy® Posterior Stabilized Knee including the Flex Knee, NexGen Trabecular Metal™ Technology tibial components, the NexGen Cruciate Retaining Knee with Prolong™ Crosslinked Polyethylene, and the NexGen Rotating Hinge Knee. Hip sales increased 23% in the quarter, driven by continued conversion to porous stems, including significant growth of the VerSys® Hip System Fiber Metal Taper stem, which is often used in MIS hip replacement procedures; Trabecular Metal acetabular cups; and increased sales of Trilogy® Acetabular System cups incorporating Longevity® Crosslinked Polyethylene Liners. Trauma product sales increased 5% in the quarter in large part due to increased sales of the new ITST™ Intertrochanteric/Subtrochanteric Fixation system, the Zimmer® Periarticular Plating System and Zimmer® Plates and Screws.

Asia Pacific net sales for the quarter increased 5% (2% constant currency) to $71.6 million and for the first nine months increased 12% (4% constant currency) to $217.6 million. The company believes Asia Pacific sales growth during the quarter continued to be somewhat negatively affected due to previously cancelled surgeries related to the SARS epidemic, but anticipates a normal fourth quarter. Reconstructive sales for the quarter grew 6% (2% constant currency) and 14% (6% constant currency) for the first nine months. Knee sales for the quarter increased 12% (7% constant currency), reflecting continuing strong sales of the NexGen Legacy Posterior Stabilized Flex Knee, NexGen Trabecular Metal™ Technology tibial components and the NexGen Cruciate Retaining Knee. Hip sales were flat in the quarter (decreased 2% constant currency) including some price and mix movement between the hip and trauma markets.

Trauma product sales for the quarter increased 1% (decreased 2% constant currency) with the Zimmer Periarticular Plating System and Zimmer Plates and Screws exhibiting solid growth, which was offset by sales declines in M/DN® Intramedullary Fixation and compression hip screws.

Europe net sales increased 30% in the quarter (19% constant currency) to $50.5 million and increased 40% (22% constant currency) for the first nine months to $165.9 million. Reconstructive sales for the quarter grew 27% (16% constant currency) and 39% (21% constant currency) for the first nine months. Knee sales for the quarter increased 25% (13% constant currency) driven by strong sales of the NexGen Legacy System of knee prostheses, the NexGen Cruciate Retaining Knee, NexGen Trabecular Metal components, and the NexGen Rotating Hinge Knee. Hip sales increased 32% in the quarter (21% constant currency) supported by increased sales of Trilogy Acetabular System cups incorporating Longevity Crosslinked Polyethylene Liners, strong sales of porous hips, including the VerSys System taper stems, and Trabecular Metal Technology Cups. Trauma product sales for the quarter increased 57% (43% constant currency), including strong sales growth of the Zimmer Periarticular Plating System, Herbert™ Bone Screws and Trabecular Metal Technology Avascular Necrosis (AVN) rods.

Credit Ratings

Standard & Poor’s raised Zimmer’s corporate credit rating to BBB upon successful completion of the Centerpulse acquisition, as expected.

Guidance

The company is providing sales and diluted earnings per share guidance for the fourth quarter 2003 and the full year 2004, as well as some general diluted earnings per share growth parameters for 2005 and 2006. As indicated in the company’s second quarter earnings release, Zimmer sales without Centerpulse are expected to grow 15% in the fourth quarter, to approximately $425 million from $370 million reported in the fourth quarter of 2002. Centerpulse local currency sales growth in certain of the major European markets were flat in each of the first two quarters of this year, and this trend is expected to continue for the balance of

2003.Centerpulse sales in U.S. dollars for the fourth quarter are expected to increase 8% to 10%, including a less significant effect from foreign currency rate fluctuations than was experienced during the first half of 2003. This implies Centerpulse sales for the quarter of approximately $244 million, up from $224 million reported in the fourth quarter of 2002. On a consolidated basis, for the quarter, before giving effect to potential sales dis-synergies of approximately $10 million that may be experienced during the integration of Zimmer and Centerpulse, fourth quarter sales are expected to be approximately $669 million, or an increase of 12% to 13% from $594 million pro forma reported in the fourth quarter of 2002.

In keeping with the Zimmer’s traditional expectations of growing 1% to 2% faster than the served market, sales growth in 2004 for the company without Centerpulse is expected to increase 12% to 13% to approximately $1.83 billion. Consistent with the company’s past planning process, there is zero sales growth effect from foreign currency rate fluctuations assumed in 2004 over 2003. Centerpulse sales are expected to increase about 9% to approximately $1.01 billion. On a consolidated basis, before giving effect to potential sales dis-synergies that may be experienced during the integration of Zimmer and Centerpulse, 2004 sales are expected to be approximately $2.84 billion, 11% to 12% over pro forma 2003. The company may experience $40 million to $50 million of sales dis-synergies in 2004, as it integrates the distributors and sales representatives of both companies. This would result in 2004 sales of approximately $2.79 to $2.80 billion, and 10% over prior year.

Diluted earnings per share for Zimmer without Centerpulse for the fourth quarter 2003 are expected to be approximately $0.45, excluding acquisition and integration costs, representing a 22% increase over prior year. Consolidated diluted earnings per share including Centerpulse are expected to be approximately $0.44. Separate third quarter results for Centerpulse are not required to be released, due to Centerpulse’s status as a foreign private issuer in the United States. Consolidated diluted earnings per share for 2004 are expected to be approximately $1.99, representing a 16% increase over 2003. Diluted earnings per share estimates for the fourth quarter of 2003 and the full year 2004 exclude acquisition and integration costs and certain non-recurring purchase accounting adjustments such as the write off of in-process R&D and inventory step up costs.

In 2004, the potential negative earnings impact of sales dis-synergies are expected to be offset by the first year of positive expense synergies, with the ultimate effect on 2004 diluted earnings per share being the same as Zimmer standalone. By 2006, sales dis-synergies are expected to decline to zero, while the full effect of the $70-$90 million of expected positive pre-tax expense synergies should be realized. Consequently, the anticipated 2004 EPS growth of 16%, is expected to increase to a range of 20% to 25% in 2005, driven by accelerating sales growth and incremental expense synergies, and has the potential to exceed 25% in 2006. The company believes the acquisition of Centerpulse will provide average growth in diluted earnings per share, over the next several years, well in excess of 20%.

Webcast

The company will discuss 2003 third quarter and nine-month results during an investor conference call to be held on Thursday, October 23, 2003 at 7:30am EDT. The call is beginning earlier than normal to allow ample time for a guidance discussion incorporating the effects of Zimmer’s recent acquisition of Centerpulse. A live audio webcast of Zimmer’s conference call will be accessible through the Zimmer website at www.zimmer.com (Investor Relations section). The webcast will be archived for future replay.

Investors who wish to dial into the conference call may do so at (800) 406-1106 (U.S. and Canada). International callers should dial (706) 634-7075. A digital recording will be available from two hours after the completion of the conference through November 6, 2003. To access the recording, US/Canada callers should dial (800) 642-1687, or for International callers, dial (706) 645-9291, and enter the Conference ID, 3195533

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play leader in the design, development, manufacture and marketing of reconstructive orthopaedic, spinal and dental implants, trauma products and related orthopaedic surgical products. The new Zimmer has operations in more than 24 countries around the world and sells products in more than 80 countries. In October, 2003, the company finalized its acquisition of Centerpulse AG, a Switzerland-based orthopaedics company and the leader in the European market. For the year 2002, the pro forma worldwide combined revenues of Zimmer and Centerpulse were approximately $2.2 billion. On a combined basis, Zimmer and Centerpulse are supported by the efforts of nearly 7,000 employees.

Visit Zimmer on the worldwide web at www.zimmer.com

Safe Harbor Statement

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our ability to successfully integrate Centerpulse AG, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to form and implement alliances, international growth, U.S. and foreign government regulation, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the disclosure materials filed by Zimmer with the U.S. Securities and Exchange Commission. Zimmer disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

This press release also contains certain non-GAAP financial measures. Such information is reconciled to the most directly comparable GAAP financial measures, which will be furnished on a Form 8-K and may be accessed from the Zimmer website at www.zimmer.com.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 and 2002
(in millions, except per share amounts — unaudited)

	2003	2002	% Inc/(Dec)

Net Sales	$398.2	$337.5	18.0%
Cost of products sold	96.8	85.1	13.7

Gross Profit	301.4	252.4	19.4

Research and development	24.4	20.6	18.4
Selling, general and administrative	146.8	133.7	9.8
Acquisition and integration (a)	1.7	—	—

Operating expenses	172.9	154.3	12.1

Operating Profit	128.5	98.1	31.0
Interest expense	0.7	3.0	(76.7)

Earnings before income taxes	127.8	95.1	34.4
Provision for income taxes	42.8	30.0	42.7

Net Earnings	$85.0	$65.1	30.6

Earnings Per Common Share
Basic	$0.43	$0.33	30.3
Diluted	$0.43	$0.33	30.3
Weighted Average Common Shares Outstanding
Basic	196.8	194.7
Diluted	199.6	196.5

(a)	Includes non-capitalizable costs incurred to acquire Centerpulse and integrate Centerpulse and Zimmer operations.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 and 2002
(in millions, except per share amounts — unaudited)

	2003	2002	% Inc/(Dec)

Net Sales	$1,199.4	$1,002.2	19.7%
Cost of products sold	292.1	251.1	16.3

Gross Profit	907.3	751.1	20.8

Research and development	68.5	58.9	16.3
Selling, general and administrative	450.4	402.4	11.9
Acquisition and integration (a)	3.2	—	—

Operating expenses	522.1	461.3	13.2

Operating Profit	385.2	289.8	32.9
Interest expense	3.0	9.9	(69.7)

Earnings before income taxes and cumulative effect of change in accounting principle	382.2	279.9	36.5
Provision for income taxes	128.0	94.3	35.7

Earnings before cumulative effect of change in accounting principle	254.2	185.6	37.0
Cumulative effect of change in accounting principle, net of tax	55.1	—	—

Net Earnings	$309.3	$185.6	66.6

Earnings Per Common Share — Basic
Earnings before cumulative effect of change in accounting principle	$1.30	$0.96	35.4
Cumulative effect of change in accounting principle, net of tax	0.28	—	—

Earnings Per Common Share — Basic	$1.58	$0.96	64.6

Earnings Per Common Share — Diluted
Earnings before cumulative effect of change in accounting principle	$1.28	$0.95	34.7
Cumulative effect of change in accounting principle, net of tax	0.27	—	—

Earnings Per Common Share — Diluted	$1.55	$0.95	63.2

Pro Forma Amounts Assuming the New Accounting Principle is Applied Retroactively
Net Earnings	$254.2	$189.6	34.1
Earnings Per Common Share — Basic	$1.30	$0.98	32.7
Earnings Per Common Share — Diluted	$1.28	$0.97	32.0
Weighted Average Common Shares Outstanding
Basic	196.3	194.3
Diluted	199.1	196.2

(a)	Includes non-capitalizable costs incurred to acquire Centerpulse and integrate Centerpulse and Zimmer operations.

ZIMMER HOLDINGS, INC.
NET SALES BY GEOGRAPHIC REGION
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002	% Increase	2003	2002	% Increase

Americas	$276.1	$230.7	19.7%	$815.9	$688.9	18.4%
Asia Pacific	71.6	67.9	5.4	217.6	194.5	11.9
Europe	50.5	38.9	29.8	165.9	118.8	39.6

Total	$398.2	$337.5	18.0	$1,199.4	$1,002.2	19.7

ZIMMER HOLDINGS, INC.
NET SALES BY PRODUCT CATEGORY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002	% Increase	2003	2002	% Increase

Reconstructive implants	$312.9	$258.4	21.1%	$949.4	$771.7	23.0%
Trauma	36.5	33.9	7.7	108.0	99.7	8.3
Orthopaedic surgical products	48.8	45.2	8.0	142.0	130.8	8.6

Total	$398.2	$337.5	18.0	$1,199.4	$1,002.2	19.7

ZIMMER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002
(in millions)

	September 30,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets:
Cash and equivalents	$177.0	$15.7
Receivables, net	254.7	214.8
Inventories, net	294.0	257.6
Other current assets (a)	88.3	124.3

Total Current Assets	814.0	612.4
Property, Plant and Equipment, net (a)	337.9	157.8
Other Assets	92.5	88.7

Total Assets	$1,244.4	$858.9

Liabilities and Shareholders’ Equity
Current Liabilities	$320.4	$244.1
Short-term Debt	80.0	156.7
Other Long-term Liabilities	98.9	91.8
Shareholders’ Equity	745.1	366.3

Total Liabilities and Shareholders’ Equity	$1,244.4	$858.9

(a)	Undeployed instruments included in other current assets in 2002, and all instruments included in property, plant and equipment in 2003.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS AND FREE CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 and 2002
(in millions)
(unaudited)

	2003	2002

Cash flows provided by (used in) operating activities
Net earnings	$309.3	$185.6
Depreciation (a)	62.7	18.7
Income taxes	68.4	22.0
Cumulative effect of change in accounting principle	(89.1)	—
Receivables	(30.2)	(17.6)
Inventories	(29.0)	(57.5)
Accounts payable and accrued expenses	47.6	(6.7)
Other assets and liabilities	(13.9)	(7.5)

Net cash provided by operating activities	325.8	137.0

Cash flows used in investing activities
Additions to instruments	(85.2)	—
Additions to other property, plant and equipment	(21.8)	(23.7)
Centerpulse acquisition costs	(3.4)	—
Investments in other assets	(15.4)	(2.0)

Net cash used in investing activities	(125.8)	(25.7)

Cash flows provided by (used in) financing activities
Repayments of borrowings, net	(82.4)	(118.9)
Proceeds from exercise of stock options	46.4	17.9
Net decrease in due to/from former parent	—	(8.9)
Debt issuance costs	(2.5)	—
Equity issuance costs	(1.2)	—

Net cash used in investing activities	(39.7)	(109.9)

Effect of exchange rates on cash equivalents	1.0	1.0

Increase in cash and equivalents	161.3	2.4
Cash and equivalents, beginning of year	15.7	18.4

Cash and equivalents, end of period	$177.0	$20.8

Free Cash Flow
Net cash provided by operating activities	$325.8	$137.0
Less: additions to instruments (b) and other property, plant and equipment	(107.0)	(23.7)

Free cash flow	$218.8	$113.3

(a) Including instrument depreciation in 2003.
(b) Instruments in 2003 only

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET EARNINGS TO EBITDA1
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

			% Increase			% Increase
	2003	2002[2]	(Decrease)	2003	2002[2]	(Decrease)

Net Earnings	$85.0	$65.1	30.6%	$309.3	$185.6	66.6%
Provision for Income Taxes	42.8	30.0	42.7	128.0	94.3	35.7
Interest Expense	0.7	3.0	(76.7)	3.0	9.9	(69.7)
Acquisition and Integration Expense	1.7	—	—	3.2	—	—
Depreciation Expense	21.3	6.4	232.8	62.7	18.7	235.3
Cumulative Effect of Change in Accounting Principle, Net of Tax	—	—	—	(55.1)	—	—

EBITDA[1]	$151.5	$104.5	45.0%	$451.1	$308.5	46.2%

[1]	Earnings before interest, taxes, depreciation and amortization (also excludes cumulative effect of change in accounting principle and acquisition and integration expenses)
[2]	Reflects former expense based method of accounting for surgical instruments

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET EARNINGS MARGIN TO EBITDA1 MARGIN
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

			% Increase			% Increase
	2003	2002[2]	(Decrease)	2003	2002[2]	(Decrease)

Net Earnings Margin	21.3%	19.3%	2.0	25.8%	18.5%	7.3
Provision for Income Taxes	10.8	8.9	1.9	10.7	9.4	1.3
Interest Expense	0.2	0.9	(0.7)	0.2	1.0	(0.8)
Acquisition and Integration Expense	0.4	—	0.4	0.3	—	0.3
Depreciation Expense	5.3	1.9	3.4	5.2	1.9	3.3
Cumulative Effect of Change in Accounting Principle, Net of Tax	—	—	—	(4.6)	—	(4.6)

EBITDA[1]	38.0%	31.0%	7.0	37.6%	30.8%	6.8

[1]	Earnings before interest, taxes, depreciation and amortization (also excludes cumulative effect of change in accounting principle and acquisition and integration expenses)
[2]	Reflects former expense based method of accounting for surgical instruments

ZIMMER HOLDINGS, INC.
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED OPERATING PROFIT1
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002[2]	% Increase	2003	2002[2]	% Increase

Operating Profit	$128.5	$98.1	31.0%	$385.2	$289.8	32.9%
Acquisition and Integration Expense	1.7	—	—	3.2	—	—

Adjusted Operating Profit[1]	$130.2	$98.1	32.7%	$388.4	$289.8	34.0%

[1]	Adjusted operating profit excludes acquisition and integration expenses
[2]	Reflects former expense based method of accounting for surgical instruments

ZIMMER HOLDINGS, INC.
RECONCILIATION OF OPERATING PROFIT MARGIN TO ADJUSTED OPERATING PROFIT1 MARGIN
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002[2]	PT Increase	2003	2002[2]	PT Increase

Operating Profit Margin	32.3%	29.1%	3.2	32.1%	28.9%	3.2
Acquisition and Integration Expense	0.4	—	0.4	0.3	—	0.3

Adjusted Operating Profit[1] Margin	32.7%	29.1%	3.6	32.4%	28.9%	3.5

[1]	Adjusted operating profit excludes acquisition and integration expenses
[2]	Reflects former expense based method of accounting for surgical instruments

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS1
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002[2]	% Increase	2003	2002[2]	% Increase

Net Earnings	$85.0	$65.1	30.6%	$309.3	$185.6	66.6%
Acquisition and Integration Expense	1.1	—	—	2.1	—	—
Cumulative Effect of Change in Accounting Principle, Net of Tax	—	—	—	(55.1)	—	—

Adjusted Net Earnings[1]	$86.1	$65.1	32.3%	$256.3	$185.6	38.1%

[1]	Adjusted net earnings excludes acquisition and integration expenses and cumulative effect of change in accounting principle
[2]	Reflects former expense based method of accounting for surgical instruments

ZIMMER HOLDINGS, INC.
RECONCILIATION OF NET EARNINGS MARGIN TO ADJUSTED NET EARNINGS1 MARGIN
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2003	2002[2]	PT Increase	2003	2002[2]	PT Increase

Net Earnings Margin	21.3%	19.3%	2.0	25.8%	18.5%	7.3
Acquisition and Integration Expense	.3	—	.3	.2	—	.2
Cumulative Effect of Change in Accounting Principle, Net of Tax	—	—	—	(4.6)	—	(4.6)

Adjusted Net Earnings[1] Margin	21.6%	19.3%	2.3	21.4%	18.5%	2.9

[1]	Adjusted net earnings excludes acquisition and integration expenses and cumulative effect of change in accounting principle
[2]	Reflects former expense based method of accounting for surgical instruments